Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger Provides Strategic Update

Announces Preliminary First Quarter 2017 Results

Redwood City, California, April 10, 2017 — Avinger, Inc. (NASDAQ: AVGR) (the “Company”), a leading developer of innovative treatments for peripheral artery disease (“PAD”), today provided an update on several aspects of its business, including preliminary results for the first quarter of 2017, an organizational realignment, and continued progress on product development and clinical initiatives.  The Company also announced that it has been conducting a review of various strategic alternatives focused on maximizing shareholder value. Potential strategic alternatives being explored and evaluated as part of this review include, but are not limited to, raising capital from strategic investors, partnerships for distribution of products outside the U.S., and a sale or merger of the Company.

“Avinger has achieved a great deal in the last year by bringing Pantheris OCT-guided atherectomy to market, increasing our installed base of Lumivascular accounts and presenting compelling two-year data from our VISION study. However, we have also encountered challenges with product reliability and the broad commercialization of our Lumivascular technology. Consequently, we have decided to make adjustments in our business as we prepare for the launch of our next generation Pantheris and Below-the-Knee products in late 2017 and early 2018,” said Jeff Soinski, Avinger’s president and CEO. “Our organizational realignment, cost reduction measures and the exploration of strategic initiatives are all intended to maximize shareholder value.”

Preliminary First Quarter 2017 Results

Based on preliminary unaudited financial results, Avinger expects total revenue of approximately $3.5 million for the first quarter ended March 31, 2017, a decrease of 22% from the first quarter of 2016 and a decrease of 26% from the fourth quarter of 2016.

Revenue from disposable devices is expected to be $2.9 million for the first quarter of 2017, a 12% decrease compared to the first quarter of 2016 and a 22% decrease from the fourth quarter of 2016. Revenue related to Lightbox imaging consoles is expected to be $0.6 million, a 50% decrease compared to the first quarter of 2016 and a 40% decrease from the fourth quarter of 2016.

During the first quarter of 2017, the installed base of Lumivascular accounts increased by five and ended the quarter at 161 accounts.

Cash and cash equivalents totaled $23.0 million as of March 31, 2017, compared to $36.1 million as of December 31, 2016.

Business Update

Avinger’s top priority for 2017 is to complete the next generation Pantheris projects, which are expected to improve product reliability and usability and expand the Company’s market opportunity by treating smaller vessels below the knee. In addition, the Company expects to begin enrollment in an in-stent restenosis trial for Pantheris. Avinger’s R&D and manufacturing teams expect to continue to introduce incremental improvements to the current version of the Pantheris catheter to improve the consistency and reliability of the currently marketed product, while next generation devices are in development.  A more detailed description of these initiatives is as follows:

•                  Pantheris 3.0: Next generation atherectomy catheter designed to enhance product reliability and incorporate additional features and improvements desired by physicians, such as a single balloon inflation system, a longer nosecone option, a stiffer shaft for enhanced pushability, and markings on the shaft for longitudinal measurement. The Company expects to file a 510(k) application for Pantheris 3.0 during the third quarter of 2017.

•                  Pantheris BTK: A six-French version of Pantheris incorporating next generation improvements and designed to facilitate below-the-knee (BTK) procedures, which is expected to meaningfully expand the applicable market for Avinger’s products. The Company expects to file a 510(k) application for this device in the fourth quarter of 2017.

•                  In-Stent Restenosis Trial: The Company has filed an investigational device exemption (IDE) with the FDA to initiate a Pantheris in-stent restenosis (ISR) trial. Following FDA review of the trial protocol, the Company expects patient enrollment to begin in the third quarter of this year.  If successful, Pantheris will be the second atherectomy product indicated for in-stent restenosis, a segment estimated to represent approximately 20% of PAD procedures in the U.S.

On the clinical evidence front, positive interim two-year clinical data from the pivotal VISION study of the Company’s Lumivascular technology were presented in January at LINC and final results are expected to be released by the end of June 2017.

Organizational Realignment

The Company is reducing its workforce by approximately 33% compared to year-end 2016, to a total of 131 full-time equivalent employees, under a plan expected to be substantially completed this week. The plan is designed to focus the Company’s commercial efforts on driving catheter utilization in its strongest markets, around its most productive sales professionals. The Company’s field sales personnel will be reduced to 32 down from 60 people as of December 31, 2016. This workforce reduction is designed to reduce operating expenses while continuing to support major product development and clinical initiatives. The strategic reduction in the field sales force is designed to maintain robust engagement with higher volume users of the Company’s Lumivascular technology by its highest performing sales representatives and position the Company to return to growth in 2018 behind the launch of its next generation products.

Based on the organizational changes and other expense reduction measures, the Company expects cash utilization to decrease to approximately $7 million per quarter by the second half of 2017, compared to an average of $13.5 million per quarter in 2016 and $13.1 million in the first quarter of 2017. The Company expects cash currently on hand will be sufficient to fund the operations through the end of 2017.

Conference Call

Avinger will hold a conference call today, April 10, 2017 at 2:00pm PT/5:00pm ET to discuss its business plans. Individuals may listen to the call by dialing (855) 638-4817 for domestic callers or (262) 912-6051 for international callers and referencing Conference ID: 6994360. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning April 10, 2017 at 5:00pm PT/8:00pm ET through 5:00pm PT/8:00pm ET on April 11, 2017. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 6994360. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral artery disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the legs and feet. The Company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its Lumivascular platform, the only intravascular image-guided system of therapeutic catheters available in this market. Avinger’s current Lumivascular products include the Lightbox imaging console, the Ocelot family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs, and Pantheris, the first-ever image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the statements regarding the revenues for the first quarter of 2017, commercial introduction of new versions of Pantheris, future availability and presentation of clinical data and financial and operating guidance for 2017. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our Lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our Lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” and elsewhere in our annual Form 10-K filing made with the Securities and Exchange Commission on March 15, 2017. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements. Finally, we can provide no assurance that our exploration of strategic alternatives will result in a transaction.

INVESTOR CONTACT

Matt Ferguson

Avinger, Inc.

(650) 241-7917

ir@avinger.com